Exhibit 10.15

THIRD AMENDED AND RESTATED AGREEMENT OF LEASE
THIS THIRD AMENDED AND RESTATED AGREEMENT OF LEASE (this "Lease") is entered into on the 1st day of December, 2016, by and between Wynn Las Vegas, LLC, a Nevada limited liability company, having its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Legal Department, as lessor ("Lessor"), and Stephen A. Wynn, an individual, having his current residence at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, as lessee ("Lessee").
RECITALS:
A.    Lessor is a wholly-owned subsidiary of Wynn Resorts, Limited, and the developer, owner and operator of the world-class luxury casino and resort hotel located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada, commonly known as Wynn Las Vegas (the "Resort").
B.    Lessee is a principal shareholder, Chairman of the Board of Directors and Chief Executive Officer of Wynn Resorts, Limited.
C.    Lessor and Lessee believe it is in Lessor’s best interests for Lessee to live in the Resort and that Lessee pay fair market value for his accommodations as set forth herein.
D.    The Parties have entered into that certain 2013 Second Amended and Restated Agreement of Lease, dated as of November 7, 2013, as amended (the “Existing Lease”), pursuant to which Lessee leases luxury villas in the Resort.
E.    The Parties desire to amend and restate the Existing Lease in its entirety to set forth their agreements with respect to Lessee’s lease of luxury villas in the Resort.

NOW, THEREFORE, it is agreed as follows:

1.Demise. Subject to the terms and conditions that follow, Lessor leases to Lessee, and Lessee leases from Lessor, two (2) luxury villas located in the Resort known as Fairway Villa Unit No. 200 and Fairway Villa Unit No. 300, with a combined total square footage of approximately 6,223 square feet, as currently improved, including all furniture and furnishings contained therein (collectively, the "Villas").
2.    Term. The term of this Lease shall be effective as of November 3, 2016 (“Effective Date”) and terminate concurrently with the term of Lessee’s Employment Agreement with Wynn Resorts, Limited (the “Term”); provided that, either party may terminate the Lease upon ninety (90) days prior written notice to the other.
3.    Rental Value.
(a)    Commencing on the Effective Date and ending on November 2, 2018, Lessee shall pay to Lessor rent for the Villas of Three Hundred and Five Thousand Six Hundred Eighty Dollars ($305,680) per year (the “Rental Value”). The Rental Value shall be equal to the fair market value of the accommodations provided. The Rental Value of the Villas shall be re-determined every two (2) years during the Term, based upon a valuation completed by an independent real estate expert practicing in the greater Las Vegas area or other qualified independent expert approved by the Audit Committee.

(b)    It is the intention of the parties that Lessee be deemed a “permanent resident” of the Resort for the purpose of exempting the rental of the Villas hereunder from the transient lodging tax imposed by state and local law in Clark County, Nevada. Lessor agrees to dispute the imposition or attempted imposition of any transient lodging tax on Lessee’s rental of the Villas. Lessee agrees, however, to pay any transient lodging tax that ultimately may be imposed on his rental of the Villas, notwithstanding the parties’ intention or any unsuccessful dispute initiated by Lessor.
(c)    The parties further agree that the provisions of Chapter 651 of the Nevada Revised Statutes, regarding the posting of daily room rates, the maintenance of a registration card, and the furnishing of rental receipts, shall not apply to this Lease.
4.    Capital Improvements. Lessor shall pay for all capital improvements to the Villas. Lessor shall reimburse Lessee for all amounts paid by Lessee for capital improvements to the Villas. All Capital Improvements to the Villas shall be approved in advance by Lessor.
5.    Maintenance and Services. Lessor shall maintain the Villas and provide all services and utilities with respect thereto in a manner consistent with the Resort’s standards; provided however, that Lessor shall only be obligated to provide maid service in the Villas on Saturdays and Sundays of each week during the Term. Lessee shall be responsible to arrange and pay for maid service in the Villas from Monday through Friday of each week during the Term. Lessee shall also be permitted to use certain warehouse space owned by Lessor as part of Lessee’s rental of the Villas. All taxes and utilities with respect to the Villas, other than personal long distance telephone charges and taxes associated with the maid service arranged by the Lessee, shall be paid by Lessor and deemed included in the Rental Value of the Villas described in Section 3 above. Lessee shall be responsible for payment of all personal long distance telephone charges, which shall be billed to him separately by the Resort in accordance with its customary practices.
6.    Alterations. Lessee shall not make any alterations to the Villas without the approval of the Audit Committee. All alterations to the Villas shall remain upon the premises and become the property of Lessor. Upon termination of this Lease, Lessee shall remove all of his personal property and vacate the Villas.
7.    No Assignment or Subletting. Lessee shall have no right to assign his interest in this Lease or to sublet all or any portion of the Villas for any period.
8.    Termination of Existing Lease. As of the Effective Date, the Existing Lease is terminated in its entirety and of no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first written above. This Lease is subject to and shall become effective only upon approval by the Audit Committee.

WYNN LAS VEGAS, LLC,
a Nevada limited liability company,

/s/ Maurice Wooden	/s/ Stephen A. Wynn
Maurice Wooden	Stephen A. Wynn
President

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